Exhibit 99.1

Kulicke & Soffa Provides Updated Revenue Guidance

Willow Grove, PA — January 9, 2004 — Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today reiterated its revenue guidance for the first fiscal quarter, ended December 31, 2003.

C. Scott Kulicke, chairman and chief executive officer, stated during the Company’s Semiconductor Business Update, “We will report our December revenue around the high end of the $150 million (plus or minus 5%) that we previously forecast.” More information about the Company’s revenue and other financial details will be provided at the Company’s previously announced conference call on January 21, 2004, when the Company will report its first fiscal quarter results for 2004.

About Kulicke & Soffa
Kulicke & Soffa (Nasdaq: KLIC) is the world’s leading supplier of wire bonding equipment in the semiconductor assembly market. K&S is the only equipment supplier that also develops and manufactures the products that touch a semiconductor chip’s wire bonding pad surfaces, starting with electrical testing and ending with specially formed wire interconnections that remain as a part of the chip’s package. These products include: test probes; bonding wire; and capillaries, which provide an all-inclusive interconnect process when used with the company’s wire bonding equipment. In addition, the company offers Flip Chip wafer bumping services and technology. Chip scale and wafer level packaging solutions include Ultra CSP® technology. Test interconnect products include standard and vertical probe cards, ATE interface assemblies and ATE boards for wafer testing, as well as test sockets and contactors for all types of packages. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

This press release contains forward-looking statements which are found in various places throughout the press release. While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, those listed or discussed in Kulicke & Soffa Industries’ 2003 Annual Report on Form 10-K and: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and other key factors that could adversely affect our businesses and financial performance contained in past and future filings and reports, including those with the SEC. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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